As Filed with the Securities and Exchange Commission on September 20, 2005

                                                     Registration No.___________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

       FORM SB-2, REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          ----------------------------

                               SLM Universal, Inc.
                 (Name of small business issuer in its charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)

                                      1531
                          (Primary Standard Industrial
                             Classification Number)

                                   56-2411490
                         (I.R.S. Employer Identification
                                     Number)

                               SLM Universal, Inc.
                             2700 N. Military Trail
                                    Suite 100
                              Boca Raton, FL 33431
                                 (561) 241-3621

(Address, including zip code, and telephone number, including area code, of each registrant's principal offices)

                            Frederick M. Mintz, Esq.
                              Mintz & Fraade, P.C.
                               488 Madison Avenue
                            New York, New York 10022
                          Telephone No.: (212) 486-2500
                          Facsimile No.: (212) 486-0701

                          (Name, address and Telephone
                          number of agent for service)
                              --------------------

      Approximate date of proposed sale to public:

      As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

      If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, pleased check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________.

      If delivery of the prospectus is expected to be pursuant to Rule 434, please check the following box. [ ]

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- ---------------------- ---------------------- ----------------------

Title of securities to       Amount to be         Proposed Maximum       Proposed Maximum           Amount of
     be registered            registered           Offering Price       Aggregate Offering      registration fee
                                                   Per Share(1)                Price
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
   Common Stock, par            22,800                  $5.00                 $114,000                 $13.42
    value $0.001(2)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
   Common Stock, par           500,000                  $5.00               $2,500,000                $294.25
    value $0.001(3)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
         Total                 522,800                                      $2,614,000                $307.67
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(2) Offered by the persons named in this prospectus under the caption "Selling Stockholders."
(3)   Offered by us.

      This prospectus relates to 522,800 shares of our common stock, of which 22,800 shares are owned by the persons named in this prospectus under the caption "Selling Stockholders". The shares of our common stock may be sold directly or through brokers or dealers. The 22,800 shares may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or through other commonly used methods to trade publicly available stock, at market prices prevailing at the time of sale or negotiated prices. Up to 500,000 shares of our common stock are being sold by us, on a self-underwritten, best efforts basis, with no minimum. Our offering will commence on the date of this prospectus and will continue until the earlier of May 31, 2006, all of the shares offered are sold, or we otherwise terminate the offering.

      We will bear all the costs and expenses associated with the preparation and filing of this registration statement.

                 SUBJECT TO COMPLETION, DATED September 20, 2005


                                   PROSPECTUS
                                 522,800 shares

                               SLM Universal, Inc.

                                  Common Stock

                                 $5.00 per share


      This is the first public offering of our securities. The common stock available for sale as a result of this prospectus will be sold by us and current stockholders. We will not receive any money from the sale of our common stock by the selling stockholders.

      Prior to this offering, there has been no public market for the common stock. We intend to arrange to have a market maker submit a Form 211 application to the NASD to have the common stock quoted on Pink Sheets, LLC. If an application is not filed or if the application is not approved, there will be no trading market for our common stock. The Company's shares and the shares of the Selling Shareholders offered pursuant to this prospectus will be sold at a price of $5.00. Thereafter, if our application is approved, our common stock and the shares of the Selling Shareholders will be priced based upon bid and ask quotes submitted by broker-dealers.

      The offering will commence on the date of this prospectus and will continue until the earlier of May 31, 2006, all of the shares offered are sold, or we otherwise terminate the offering.

                           --------------------------

      An investor should read the Risk Factors section of this prospectus, commencing on page 3 before deciding whether to invest in these securities.

                           --------------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is _______, 2005

                                TABLE OF CONTENTS
                                                                    Page
                                                                    ----
Prospectus summary....................................................3
Summary financial information.........................................4
Risk factors..........................................................4
Use of proceeds......................................................10
Capitalization.......................................................11
Dilution.............................................................12
Business.............................................................13
Management's discussion of plan of operations........................13
Dividend policy......................................................14
Employees............................................................14
Management...........................................................14
Executive compensation...............................................15
Certain relationships and transactions...............................16
Principal stockholders...............................................16
Plan of distribution.................................................17
Description of the securities........................................19
Legal matters........................................................21
Experts..............................................................21
Available information................................................21
Index to financial statements.......................................F-I

Our business

      We are a Delaware corporation, incorporated on October 15, 2003. We are a real estate holding company in the business of buying, selling, building and developing real estate.

      We are a fifty (50%) percent stockholder of Peregrine Consulting Corp. ("Peregrine"). Peregrine is in the business of owning and developing real estate. Peregrine currently owns one property which is located at 3583 NW 5th Avenue, Boca Raton, FL 33431. Construction of a single family home is in progress at the property located at this location. It is anticipated that construction will be completed by September 2005. The construction of the home is being financed through a loan received from our President, Paul Michelin. We have not yet entered into a lease with respect to this property. Peregrine has not entered into any option or contract to sell the property upon completion. The home is located on approximately 17,760 square feet and has approximately 2,600 square feet of living space, three bedrooms and two and one-half bathrooms.

      Peregrine currently does not have any immediate plans to purchase additional properties. However, if a potentially profitable acquisition is identified by its management, its Board of Directors may determine to purchase such property.

      We also own a thirty three and one-third (33 1/3%) percent interest in PEMCO Group, LLC ("PEMCO"). PEMCO owns two properties which are located at 1001 NW 2nd Avenue, Boca Raton, FL 33432 and 211 NW 10th Street, Boca Raton, FL 33432. The property located at 1001 NW 2nd Avenue, Boca Raton, FL 33432 is a vacant lot which is approximately 10,500 square feet. This property is located in a residential area. PEMCO currently has no immediate plans to develop this property. The property located at 211 NW 10th Street, Boca Raton, FL is a single family home that is currently being rented to a tenant at annual rate of $18,000. The home is located on approximately 11,175 square feet and has approximately 1,360 square feet of living space, three bedrooms and two bathrooms. The lease expires June 6, 2007.

      PEMCO contemplates that it will continue to acquire properties upon identification of properties which PEMCO's management believes will realize a profit either through resale or rental.

      Management believes that Peregrine and PEMCO will become profitable and therefore increase our value through our investment in such entities. Our management does not currently have any plans to invest in other entities, nor does it have any immediate plans to commence active operations. However, if a suitable investment is identified by our management, our Board of Directors may determine to make an investment after completion of its analysis and due diligence with respect to such investment.

      We will not receive any proceeds from the sale of the 22,800 shares of our common stock by the selling stockholders. We will use the net proceeds of the offering of the 500,000 shares of our common stock for working capital and to cover costs which may be incurred with respect to acquisitions and development of real estate. No public market for our securities existed prior to this offering. A total of up to 500,000 shares may be sold by us based upon this prospectus.

      Our executive offices are located at 2700 N. Military Trail, Suite 100, Boca Raton, FL 33431. The telephone number is 561-241-3621 and the facsimile number is 561-241-3055.

Summary financial information

      The following data has been provided based upon the audited period for the fiscal year through December 31, 2004 and the unaudited six-month period through June 30, 2005, and should be read in conjunction with our financial statements, which are included in this prospectus.

                               SLM Universal, Inc.
                               -------------------

                                                         Audited           Unaudited
                                                    December 31, 2004    June 30, 2005
                                                    -----------------    -------------
Balance sheet data:
-------------------
Current assets                                          $113,724            $33,169
Investment in Affiliates                                $242,836           $394,323
Total assets                                            $356,733           $427,665
Current Liabilities                                     $242,277           $312,129
Total liabilities and Stockholders' equity              $356,733           $427,665

Statement of operation data:
----------------------------
Revenue                                                       $0                 $0
Selling, general and administrative expenses               $(914)          $(12,904)
Interest income                                             $438               $497
Equity in earnings of affiliates                            $932             $1,487
Net Income (loss)                                           $456           $(10,920)

                                  Risk factors

      An investment in our common stock involves a high degree of risk. If any of the following risks actually occur, our business, financial condition and operations will be materially affected.

Risks related to our Business

Our primary assets are a fifty percent (50%) interest in Peregrine and a thirty three and one-third percent (33 1/3%) interest in PEMCO, companies with limited operations, and there can be no assurance that either we or Peregrine and PEMCO will ever become profitable.

      Our assets are a fifty percent (50%) interest in Peregrine and a thirty three and one-third percent (33 1/3%) interest in PEMCO. Peregrine and PEMCO have recently commenced business and currently have limited operations. At this time, we do not contemplate commencing active operations directly. Peregrine and PEMCO are entering a highly competitive market. You should be aware of the difficulties which Peregrine and PEMCO will encounter because they are recently formed companies and have only recently commenced operations, including, but not limited to, competition and unanticipated costs and expenses.

      If Peregrine's and/or PEMCO's business and development plans prove to be unsuccessful, stockholders may lose all or a substantial part of their investments.

Our operating results will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

      Our operating results will be subject to risks generally incident to the ownership of real estate, including:

      o     changes in general economic or local conditions;

      o changes in supply of or demand for similar or competing properties in an area;

      o changes in interest rates and availability of permanent mortgage funds which may render the sale of a property difficult or unattractive;

      o     changes in tax, real estate, environmental and zoning laws; and

      o     periods of high interest rates and tight money supply.

      For these and other reasons, we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

      If we have limited diversification of the geographic locations of our properties, our operating results will be affected by economic changes that have an adverse impact on the real estate market in those areas.

      Based upon the current real estate market in Florida and the experience of our officers and directors with the real estate market in this geographic area, we anticipate that a number of our acquisitions may be located in this geographic area. In the event that most of our properties are located in this geographic area, our operating results are likely to be impacted by economic conditions affecting the real estate markets in the area.

We have no limitation upon our ability to sell our interests in PEMCO and Peregrine, and we may sell our interests at a loss.

      We may sell our interests in PEMCO and Peregrine. There is no guarantee that PEMCO and Peregrine will ever become profitable. If PEMCO and Peregrine do not realize a profit at some point in the future, we may decide to sell our interest in PEMCO and Peregrine, and may sell our interest at a loss.

Many of our investments will be dependent upon tenants for revenue.

      The success of our real property investments often will be materially dependent upon the financial stability of our tenants. Defaults by tenants in their lease payments would cause us to lose the revenue associated with such lease and cause us to find an alternative source to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. In the event of a tenant default, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-letting our property. If a lease is terminated, we cannot assure you that we will be able to lease the property for the rent previously received or sell the property without incurring a loss.

      Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect our business.

      We will attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, there are types of losses generally catastrophic in nature such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, which are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductions or co-payments. Insurance risks associated with potential terrorism acts could sharply increase the premiums we pay for coverage against property and casualty claims. Mortgage lenders generally insist that specific coverage against terrorism be purchased by commercial property owners as a condition for providing mortgage loans. It is uncertain whether such insurance policies will continue to be available or be available at reasonable cost, which could inhibit our ability to finance or refinance our properties.

      Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

      We may invest in the acquisition and development of properties upon which we will develop and construct improvements or renovations. We will be subject to risks relating to uncertainties associated with re-zoning for development and environmental concerns of governmental entities and/or community groups and our builder's ability to control construction costs or to build in conformity with plans, specifications and timetables. The builder's failure to perform may necessitate legal action by us to rescind the purchase or the construction contract or to compel performance. Performance also may be affected or delayed by conditions beyond the builder's control. These and other such factors can result in increased costs of a project or loss of our investment. In addition, we must rely upon projections of rental income and expenses and estimates of the fair market value of property upon completion of construction when agreeing upon a price to be paid for the property at the time of acquisition of the property. If our projections are inaccurate, we may pay too much for a property, and our return on our investment could suffer.

      Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.

      We compete with many other entities engaged in real estate activities, including individuals, corporations, bank and insurance company investment accounts, real estate limited partnerships, real estate investment trusts and other entities engaged in real estate investment activities, many of which have greater resources than we do. If we pay higher prices for properties and other investments, our profitability will be reduced.

      A concentration of our investments in any one property type may leave our profitability vulnerable to a downturn in such sector.

      At any one time, a significant portion of our investments could be in one property type. As a result, we will be subject to risks inherent in investments in a single type of property. If our investments are substantially in one property class, then the potential effects on our revenues, resulting from a downturn in the businesses conducted in those types of properties could be more pronounced than if we had more fully diversified our investments.

      We may have to make expedited decisions on investments in certain properties prior to receipt of detailed information on the properties.

      In the current real estate market, we may be required to make expedited decisions in order to effectively compete for the acquisition of properties and other investments. Additionally, we may be required to make deposits prior to completion of our analysis and due diligence on property acquisitions. In such cases, the information available to us at the time of making any particular investment decision may be limited and we may not have access to detailed information regarding any particular investment property such as physical characteristics, environmental matters, zoning regulations or other local conditions affecting the investment property. Therefore, no assurance can be given that our Board of Directors will have knowledge of all circumstances that may adversely affect an investment decision.

      Our success depends to a significant extent upon the performance and continued services of our President, Paul Michelin.

      We are substantially dependent upon the continued services of our President, Paul Michelin. We do not have an employment agreement with Mr. Michelin and although he owns an equity interest in the Company, we cannot guarantee that Mr. Michelin will remain affiliated with us. The loss of the services of Mr. Michelin would have a material adverse effect upon our business and/or our prospects. Even if we can find a replacement on a short-term basis for Mr. Michelin, there will be a material adverse effect upon our business and/or our prospects until a suitable replacement can be found. To the extent that the service of Mr. Michelin becomes unavailable, we will be required to retain another qualified person; there can be no assurance that we will be able to employ a qualified person upon acceptable terms.

Risks related to this Offering

Our majority shareholders could exert significant influence over matters requiring stockholder approval.

      Paul Michelin, our President and one of our Directors, and his wife Louisa Michelin, our Secretary, own 6,000,000 shares of our Common Stock. In addition, James Wilkinson, one of our Directors, owns 6,000,000 shares of our Common Stock. Paul and Louisa Michelin and James Wilkinson voting together will be able to exert complete control over matters requiring approval by our stockholders, including, but not limited to, the election of directors and the approval of mergers or other business combinations.

The market for our securities is unsure and may be volatile.

      There is no current market for our securities and there can be no assurance that a market will exist in the future. In addition, if a trading market does develop, there can be no assurance that our common stock can be resold either at or near its original trading prices. We intend to arrange to list our common stock on the OTC Bulletin Board, which is maintained by the National Association of Securities Dealers, Inc. However, there can be no assurance that we will qualify, or if it qualifies will continue to qualify, for such listing.

There can be no assurance that we will pay any dividends on our common stock.

      There can be no assurance that we will have sufficient earnings to pay any dividends with respect to the common stock. Moreover, even if we have sufficient earnings, we are not obligated to declare dividends with respect to the common stock. The future declaration of any cash or stock dividends will be in the sole and absolute discretion of our Board of Directors and will depend upon our earnings, capital requirements, financial position, general economic conditions and other pertinent factors. It is also possible that the terms of any future debt financing may restrict the payment of dividends. To date, we presently intend to retain earnings, if any, for the development and expansion of our business.

We may be subject to the Securities and Exchange Commission's "penny stock" rules if our common stock sells below $5.00 per share.

      Our shares may now and in the future be subject to the penny stock rules under the Securities Exchange Act of 1934 which regulate broker-dealer practices for transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than U.S. $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation.

      In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

      The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our common shares. As long as our common shares are subject to the penny stock rules, the holders of such common shares may find it more difficult to sell their securities.

Conflicts may exist with certain of our officers and directors, which may cause them to give priority to other matters over our needs, which may materially affect our operations.

      There are several conflicts associated with our officers and directors. These conflicts include engaging in other businesses similar or dissimilar to ours and allocating their time and services between us and the other entities with which they are involved. Our President, Paul Michelin, in addition to sitting on our Board of Directors, is a member of the Board of Directors of a number of other companies.

                           Forward-looking statements

       Statements in this Prospectus discuss future expectations and plans which are considered forward-looking statements. Sentences which incorporate words such as "believes," "intends," "expects," "predicts," "may," "will," "should," "contemplates," "anticipates," or similar statements are based on our beliefs and expectations using the most current information available to us. In view of the fact that the discussions in this Registration Statement are based upon our estimates and beliefs concerning circumstances and events which have not yet occurred, the anticipated results are subject to changes and variations as future operations and events actually occur and could differ materially from those discussed in the forward-looking statements. Moreover, although we reasonably expect, to the best of our knowledge and belief, that the results to be achieved by us will be as set forth, this is not a guarantee and there can be no assurance that any of the potential results which are described will occur. Furthermore, there will usually be differences between the forecasted and actual results because events and circumstances frequently do not occur as expected, and the differences may be material.

                                 Use of proceeds

      We will not receive any proceeds from the sale of the 22,800 shares of our common stock by the selling stockholders. The estimation of the proceeds, as listed in the table below, are based upon an assumed initial offering price of $5.00 per share and estimated offering expenses of $41,308. There can be no assurance that any proceeds will be received on this best-efforts, no minimum basis offering. Regardless of the amount raised, the net proceeds of this offering will fund our working capital and cover costs which may be incurred with respect to acquisitions and development of real estate.

           % of Offering                           Net Proceeds
           -------------                           ------------
                100%                                $2,458,692
                 75%                                $1,833,692
                 50%                                $1,208,692
                 25%                                  $583,692

                                 Capitalization

      The following table sets forth our capitalization as of June 30, 2005 on an unaudited basis.

                                   Unaudited
                                   ---------
             Assets
             ------

             Current assets:
                      Cash                                      $33,169

             Other assets:
                      Investment in affiliates                 $394,323
                      Loans receivable - affiliates                $173
                      Total other assets                       $394,496

             Total assets                                      $427,665

             Liabilities and Stockholders Equity
             -----------------------------------

                  Current liabilities
                            Loans payable - related party      $312,129

             Stockholders' equity
                      Preferred Stock, $.10 par value                $0
                      Common Stock, $.001 par value             $12,023

             Additional paid in capital                        $113,977

             Retained deficit                                  $(10,464)

             Total stockholders' equity                        $115,536

             Total liabilities and stockholders' equity        $427,665

                                    Dilution

      As of June 30, 2005, our Common Stock had a net tangible book value per share of approximately $.0096. "Net tangible book value per share" is the amount of total tangible assets (at book value) less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the maximum number of shares offered hereby at the purchase price of $5.00 per share, after deduction of the estimated expenses of this Offering, the pro forma "net tangible book value per share" as of that date would be approximately $.206 per share. This represents an increase in the pro forma net tangible book value of approximately $.196 per share to existing stockholders and an immediate dilution (i.e., the difference between the subscription price per Share and such pro forma net tangible book value per share) of approximately $4.79, based upon the purchase price of $5.00 per share of Common Stock. Please see the table below for corresponding numbers for a 100%, 75%, 50% and 25% successful offering. There can be no assurance that we will be able to sell any of our shares of Common Stock.

% of Offering  Pro Forma Net Tangible   Increase in Pro Forma Net   Dilution
-------------   Book Value per Share       Tangible Book Value      --------
                --------------------          per Share
                                              ---------
    100%              $.206                     $.196                 $4.79
     75%              $.157                     $.142                 $4.84
     50%              $.108                     $.098                 $4.89
     25%              $.058                     $.048                 $4.94


      The following discussion should be read in conjunction with the financial statements and the notes to those statements, which appear elsewhere in this prospectus. The following discussion contains forward-looking statements, which reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus.

Description of business

      We were incorporated under the laws of Delaware on October 15, 2003.

      We are a real estate holding company, in the business of buying, selling, building and developing real estate.

      We are a fifty (50%) percent stockholder of Peregrine Consulting Corp. ("Peregrine"). Peregrine is in the business of owning and developing real estate. Peregrine currently owns one property which is located at 3583 NW 5th Avenue, Boca Raton, FL 33431. Construction of a single family home is in progress at the property located at this location. It is anticipated that construction will be completed by September 2005. The construction of the home is being financed through a loan received from our President, Paul Michelin. We have not yet entered into a lease with respect to this property. Peregrine has not entered into any option or contract to sell the property upon completion. The home is located on approximately 17,760 square feet and has approximately 2,600 square feet of living space, three bedrooms and two and one-half bathrooms.

      Peregrine currently does not have any immediate plans to purchase additional properties. However, if a potentially profitable acquisition is identified by its management, its Board of Directors may determine to purchase such property.

      We also own a thirty three and one-third (33 1/3%) percent interest in PEMCO Group, LLC ("PEMCO"). PEMCO owns two properties which are located at 1001 NW 2nd Avenue, Boca Raton, FL 33432 and 211 NW 10th Street, Boca Raton, FL 33432. The property located at 1001 NW 2nd Avenue, Boca Raton, FL 33432 is a vacant lot which is approximately 10,500 square feet. This property is located in a residential area. PEMCO currently has no immediate plans to develop this property. The property located at 211 NW 10th Street, Boca Raton, FL is a single family home that is currently being rented to a tenant at annual rate of $18,000. The home is located on approximately 11,175 square feet and has approximately 1,360 square feet of living space, three bedrooms and two bathrooms. The lease expires June 6, 2007.

      PEMCO contemplates that it will continue to acquire properties upon identification of properties through which PEMCO will realize a profit either through resale or rental.

      We do not, at this time, intend to commence active operations directly.


Management's discussion and analysis of plan of operation

Plan of operation

      We are a real estate holding company in the business of buying, selling, building and developing real estate. We operate currently through two partially owned operating subsidiaries. Our subsidiaries currently have one property with a rental home and another property on which construction has been completed, which we anticipate selling once we obtain a Certificate of Occupancy which we expect in the near future. Our operating subsidiaries plan to engage in similar business operations with respect to the buying, selling and developing of real estate over the next twelve months and beyond.

      In addition to the rental property and the property for sale, our two partially owned operating subsidiaries own two other similar properties on which they plan to commence construction within the next twelve months.

Liquidity

      Our officers and directors have agreed to provide us with sufficient capital to fund our operations during the current year. Additionally, once the Certificate of Occupancy is obtained, and we sell the recently constructed property, our subsidiaries will have additional funds from the proceeds of the sale. The financial obligations are obligations of our two partially owned subsidiaries.

      We do not anticipate raising any funds from investors in the next twelve months except as may be raised pursuant to this Prospectus. Our officers and directors intend to continue to loan and advance funds to our subsidiaries on an "as needed" basis in order to fund their operations. These loans and advances will be repaid from the proceeds of the sale of the property.

Off-Balance sheet arrangements

      We currently do not have any off-balance sheet arrangements.

Dividend policy

      To date, we have not paid dividends on our common stock and at the present time, we intend to retain earnings, if any, for our development and expansion. There can be no assurance that we will have enough earnings to pay any dividends on its common stock. Even if we have sufficient earnings, we will not be obligated to declare dividends on our common stock. Our Board of Directors has sole and absolute discretion whether to declare any cash or stock dividends. This decision will be based upon the following: earnings, capital requirements, our financial position, general economic conditions, and other factors our board may consider. It is also possible that the terms of any future debt financing may restrict the payment of dividends.

Employees

      We do not currently have any employees and therefore do not maintain "key man" insurance.

Real Property interests and obligations

      Our executive offices are located at 2700 N. Military Trail, Suite 100, Boca Raton, FL 33431. The telephone number is 561-241-3621 and the facsimile number is 561-241-3055.

                                   Management
Executive officers and directors

      The following table sets forth the names and ages of the members of our Board of Directors and executive officers and the positions they each hold.

Name                               Age                    Position
----                               ---                    --------

Paul Michelin                      66                     President & Director

Louisa Michelin                    42                     Secretary

James Wilkinson                    35                     Director


Paul Michelin has served as our President and one of our Directors since 2003. Since 1992 Mr. Michelin has served as the President and a Director of FMC Group, Inc., a financial consulting firm, the stock of which he owns with his wife as joint tenants with a right of survivorship. Mr. Michelin has also served as the President and a Director of Anagram Plus, Inc. since 2000. In addition, Mr. Michelin has served as the Chairman of the Board and Director of VI Solutions Inc. f/k/a SMC Multimedia Corp., which is engaged in the business of video conferencing sales and services. Since August 1995, Mr. Michelin has been a Director of Multicast Interactive Corp., f/k/a Stratosphere Communications Corp. Mr. Michelin also served from 1990 until 2000 as Secretary and Director of dotWAP.com f/k/a Nationwide Resources, Inc. which developed and marketed computer software. Furthermore, Mr. Michelin has served since 1996 as a Director of Your Travel Connections, Inc., a travel agency, 75% of which is owned by Louisa Michelin. Mr. Michelin served as a Director of Visitel Enterprises from January 2000 through May 5, 2001. He also served as a Director of QwikCap Corp. f/k/a Pacific Multimedia Corp. and served as President and Director of Solutions Software f/k/a MIS Solutions, Inc. Mr. Michelin attended McGill University in Montreal, Canada. From 1983 to 1987, Mr. Michelin was a principal of Michelin & Company, Inc., a brokerage firm.

Louisa Michelin has served as our Secretary since 2003. Ms. Michelin is the wife of Paul Michelin, our President and one of our Directors. Ms. Michelin has served since 1996 as President of Your Travel Connections, Inc., a travel agency, of which she owns 75% of the shares.


James Wilkinson has been one of our Directors since 2003. Since 1987, Mr. Wilkinson has served as the President of Pan Pacific Enterprises Ltd. a Financial Consultancy/Investment Holdings company.


                             Executive compensation

      None of our officers or directors presently receives compensation.

                                Stock option plan

      We intend to implement a stock option plan in the future. The purpose of the plan will be to provide our directors, officers, key employees and consultants with additional incentives by increasing their ownership interests. The stock option plan, which we anticipate implementing will incorporate both qualified and non-qualified options, and will contain terms that shall be approved by the board and submitted to the shareholders for approval.

Disclosure of Commission position on indemnification for Securities Act

Liabilities

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Selling Shareholders. Neither the delivery of this Prospectus, nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                     Certain relationships and transactions

      Our President has made a non-interest bearing advance to us. As of June 30, 2005 the balance was $312,129.

      Our Secretary, Louisa Michelin, is the wife of Paul Michelin, our President and one of our directors.

                             Principal stockholders

      The following table sets forth the number of shares of common stock owned and the percentage of our outstanding shares of common stock for the following:

      o all persons who own more than five percent of our outstanding common stock;

      o     each officer and director;
      o     officers and directors as a group.

------------------------------------------------- ----------------------------- ------------------------ ---------------------
                                                                                                         PERCENTAGE AFTER
NAME                                              AMOUNT Of BENEFICIAL          PERCENTAGE               ----------------
----                                              --------- -----------         ----------               OFFERING
                                                  OWNERSHIP                     BEFORE OFFERING          --------
------------------------------------------------- ----------------------------- ------------------------ ---------------------
Paul and Louisa Michelin, as Tenants in the
Entirety                                                    6,000,000                    49.9%                  47.9%
------------------------------------------------- ----------------------------- ------------------------ ---------------------
James Wilkinson                                             6,000,000                    49.9%                  47.9%
------------------------------------------------- ----------------------------- ------------------------ ---------------------
All Officers & Directors as a group                        12,000,000                    99.8%                  95.8%
------------------------------------------------- ----------------------------- ------------------------ ---------------------

                              Plan of distribution

      Prior to this offering, no public market for our securities existed. A total of up to 522,800 shares may be sold pursuant to this prospectus. This includes 500,000 shares of our common stock, which as of the date of this Prospectus, have not been issued. Such shares are being offered by us, at a price of $5.00, using our officers, directors, and broker-dealers on a self-underwritten, best efforts basis. The broker-dealers referred to in this section may be deemed to be underwriters. The broker-dealers' commissions will be paid as may be negotiated in accordance with applicable laws and regulations. The remaining 22,800 shares may be sold pursuant to this prospectus by the stockholders listed below, at a price of $5.00. We will not receive any of the proceeds from the sale of its common stock by the selling stockholders. Except as described above, the stockholders selling our stock have never held any position or office with us or had any other material relationship with us.

      We intend to arrange to have a market maker submit a Form 211 application to the NASD to have the common stock quoted on Pink Sheets, LLC. If the application is approved, the Selling Stockholders may sell their shares at market prices prevailing at the time of the sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. The selling stockholders may use broker-dealers to sell their shares. Sales through brokers or dealers may involve one or more of the following:

      -block trades in which the broker or dealer so engaged will attempt to sell the selling stockholder's shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      -purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; or

      -ordinary brokerage transactions and transactions in which the broker solicits purchasers.

      If a broker or dealer is engaged by a selling stockholder, such broker or dealer may either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares for whom they acted as agents. Affiliates of one or more of the selling stockholders may act as principals or agents in connection with the offer or sale of shares by selling stockholders.

      Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that Rule.

      Selling stockholders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, to the extent applicable, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant to such Regulation:

      -shall not engage in any stabilization activity in connection with our securities;

      -shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and

      -shall not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934, as amended.

                              Selling stockholders

      The following list assumes all shares which will be registered based on the filing of this prospectus are sold by the selling shareholders.

--------------------------- ------------------ ------------------- -------------------- ---------------

Selling                     Shares owned       Shares              Shares owned         Percentage of
-------                     ------ -----       ------              ------ -----         -------------
Stockholder                 prior to           registered          following            shares
-----------                 ----- --           ----------          ---------            ------
                            offering                               offering             following
                            --------                               --------             ---------
                                                                                        offering
--------------------------- ------------------ ------------------- -------------------- ---------------
Robert Dalfen                     1,000               1,000                0                 0%
--------------------------- ------------------ ------------------- -------------------- ---------------
Diane Debien                        100                 100                0                 0%
--------------------------- ------------------ ------------------- -------------------- ---------------
Victoria and Jim Neil             1,600               1,600                0                 0%
--------------------------- ------------------ ------------------- -------------------- ---------------
Tony Paez                        20,000              20,000                0                 0%
--------------------------- ------------------ ------------------- -------------------- ---------------
Sea Laurel, Inc.                    100                 100                0                 0%
--------------------------- ------------------ ------------------- -------------------- ---------------

                          Description of the securities

General

      The following description summarizes our authorized and currently outstanding securities. We are authorized to issue twenty million (20,000,000) shares of common stock, par value $.001 per share and a maximum of two million (2,000,000) shares of preferred stock, $.01 per share. There are 12,022,800 shares of common stock issued and outstanding as of the date of this prospectus. No shares of preferred stock have been issued.

Common stock

      Each holder of shares of our common stock, issued and outstanding, is entitled to one vote per share held and has the sole right and power to vote upon all matters upon which a vote of stockholders is taken. Neither the certificate of incorporation nor our By-laws permit our stockholders to vote their shares cumulatively. Upon liquidation, dissolution, or winding up of the business, the owners of common stock are entitled to receive our net assets in proportion to the respective number of shares held by them, following payment to our preferred stockholders. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock.

      To date, we have never paid dividends on any of our common stock. We do not guarantee that we will have enough earnings to pay any dividends on our common stock. Even if we have sufficient earnings, we are not required to declare dividends on our common stock. Whether we declare cash or stock dividends will be in the sole and absolute discretion of our Board and will depend upon our earnings, capital requirements, financial position, general economic conditions and other relevant factors. It is also possible that the terms of any future debt financing may restrict declaration of dividends.

Preferred stock

      We are authorized by our certificate of incorporation to issue preferred stock, in one or more series which may contain rights, privileges and limitations, including:

            o     Conversion privileges
            o     Dividends
            o     Redemption rights
            o     Liquidation privileges.

      Except as specifically provided by the Delaware General Corporation Law relating to the voting by all classes of stock, holders of preferred stock will have no voting rights unless specifically granted by our Board. We have not issued any of our preferred stock as of the date of this prospectus and currently have no plans to do so.

      If any shares of preferred stock are issued, a certificate of designation, setting forth the series of such preferred stock and the rights, privileges and limitations of the holders of the preferred stock will be filed with the Secretary of State of the State of Delaware. This may have the effect of delaying, deferring or preventing a change in control of our management without further action by other stockholders and may adversely affect the rights of the holders of our common stock.

Warrants

      As of the date of this registration statement, there are no warrants to purchase shares of our common stock outstanding.

                         Determination of offering price

      Prior to this offering of our common stock, there has been no public market for any of our securities and there can be no assurance that a market will develop. The price of our common stock, when sold by our stockholders, will be determined by broker-dealers and market makers in negotiated transactions or trades over the open market where we intend to list our common stock. Among factors which may be considered by broker-dealers, market makers and investors to determine the price for our securities in the public market are:

      o     estimates of our business potential;

      o prevailing market conditions in the U.S. economy and the market in which we intend to compete;

      o an evaluation of other companies comparable to us and their ability to effectively compete with us.

Transfer agent

      The transfer agent for our common stock is Western States Transfer & Registrar, Inc.

Shares eligible for future sale

      Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital through an offering of equity securities.

      The 522,800 shares of common stock offered in this offering will be immediately tradable without restriction under the Securities Act, except for any shares held by an "affiliate", as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act. The remaining 12,000,000 shares of common stock will be deemed "restricted securities" as defined in Rule 144.

      In general, under Rule 144, a stockholder, or stockholders, whose shares are aggregated, who has beneficially owned "restricted securities" for at least one year will be entitled to sell an amount of shares within any three month period, equal to the greater of:

         (i) 1% of the then outstanding shares of common stock; or
         (ii) the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the commission, provided certain requirements are satisfied.

      In addition, our affiliates must comply with additional requirements of Rule 144 in order to sell shares of common stock, including shares acquired by affiliates in this offering. Under Rule 144, a stockholder who had not been our affiliate at any time during the 90 days preceding a sale by him, would be entitled to sell those shares without regard to the Rule 144 requirements if he owned the restricted shares of common stock for a period of at least two years. The foregoing summary of Rule 144 is not a complete description. Interest of named experts and counsel

Legal matters

      The legality of our common stock has been passed upon on our behalf by Mintz & Fraade, P.C., New York, New York.

Experts

      The financial statements included in this prospectus and in the registration statement have been audited. Our financial statements have been audited by Daszkal Bolton, LLP. 2401 NW Boca Raton Blvd., Suite 100, Boca Raton, FL 33431, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere in this prospectus and in the registration statement, and are included in reliance upon such reports given upon the authority of each said firm as experts in accounting and auditing.

                                Legal proceedings

      We do know of any litigation pending, threatened or contemplated, or unsatisfied judgments, against them, or of any proceeding to which they are a party.

                              Available information

      We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act, together with all amendments and exhibits, for the securities registered by this registration statement. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in, or annexed as exhibits to, the registration statement, parts of which are omitted in accordance with the rules and regulations of the commission. For further information about us, please refer to the registration statement, including its exhibits and schedules, which may be inspected without charge at the principal office of the commission, 450 Fifth Street, NW, Washington, D.C. 20549, or at other regional offices of the commission. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. To obtain information on the operation of the Public Reference Room, the Securities and Exchange Commission can be contacted at 1-800-SEC-0330. Such material may also be accessed electronically at the SEC's home page on the Internet at http://www.sec.gov.

                                     PART II

                   Indemnification of Directors and Officers.

      Article SEVENTH of the Registrant's Certificate of Incorporation, contains the following provision with respect to the indemnification of directors of the
Company:

         "SEVENTH: The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented."

      Sections 1, 2, 3 and 4 of Article 8 of the Registrant's By-laws contain the following provisions with respect to the indemnification of directors, officers and authorized representatives:

         "Section 1. Indemnification of Directors and Officers in Third Party Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an "authorized representative" of the Corporation (which shall mean for the purposes of this Article a director or officer of the Corporation, or a person serving at the request of the Corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise) and who was or is a "party" (which shall include for purposes of this Article the giving of testimony or similar involvement) or is threatened to be made a party to any "third party proceeding " (which shall mean for purposes of this Article any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (which shall include for purposes of this Article attorney's fees and disbursements), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to a criminal third party proceeding (which shall include for purposes of this Article any investigation which could or does lead to a criminal third party proceeding) had not reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction or upon a plea of no contest or its equivalent, shall not, of itself, create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

         Section 2. Indemnification of Directors and Officers in Corporate Proceedings. The Corporation shall indemnify any director or officer of the Corporation who was or is an authorized representative of the Corporation and who was or is a party or is threatened to be made a party to any "corporate proceeding" (which shall mean for purposes of this Article any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor or any investigative proceeding by or on behalf of the Corporation) by reason of the fact that such person was or is an authorized representative of the Corporation, against expenses (including attorneys' fees and disbursements) actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Corporation unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 3. Indemnification of Authorized Representatives. To the extent that an authorized representative of the Corporation who neither was nor is a director or officer of the Corporation has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Such an authorized representative may, at the discretion of the Corporation, be indemnified by the Corporation in any other circumstances to any extent if the Corporation would be required by Section 1 or 2 of this Article VIII to indemnify such person in such circumstances to such extent as if such person were or had been a director or officer of the Corporation.

         Section 4. General Terms. Any indemnification under Section 1 and
Section 2 of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he had met the applicable standard of conduct set forth in
Section 1 and Section 2 of this Article VIII. Such determination shall be made
(i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in written opinion, or (iii) by the stockholders.

         Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in these By-laws.

      Section 145 of the Delaware General Corporation Law also contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company (or, at the request of the Company, a director or officer of another corporation or other enterprise); provided the officers or directors acted in good faith. The Company also may obtain an insurance policy which will cover officers and directors for any liability arising out of their actions in such capacity.

      The foregoing do not and will not eliminate or limit the liability of a director for violating his duty of loyalty (which includes the obligation of a director of the Company to refrain from self-dealing with respect to the Company, improperly competing with the Company or usurping Company opportunities), failing to act in good faith, engaging in intentional misconduct or knowingly violating a law or participating in the payment of a dividend or a stock repurchase or redemption for himself. The foregoing also do not and will not affect any director's liability under federal securities laws or the availability of equitable remedies such as an injunction or rescission for breach of fiduciary duty.

                   Other expenses of issuance and distribution

      The following table sets forth an itemized list of all expenses to be borne by the Registrant in connection with the issuance and distribution of the securities being registered hereby other than underwriting discounts and commissions and non-accountable expenses.

SEC Registration Fee......................................       $    308
Printing and Engraving....................................     * $  2,000
Legal Fees and Expenses...................................     * $ 25,000
Accounting Fees and Expenses..............................     * $  5,000
Transfer Agent Fees.......................................     * $  4,000
Miscellaneous Expenses....................................       $  5,000
                                                                ---------

         TOTAL . . . . . . . . . . . . . . . . . . . . . .       $ 41,308
---------------
*        Estimated.

                        Sales of Unregistered Securities

      We issued an aggregate of 12,000,000 shares of common stock to our founders in 2003. The issuance of all such shares of common stock did not require registration under the Securities Act in that all such shares of common stock were issued pursuant to a Section 4(2) private offering.

      An aggregate of up to 22,800 shares may be sold pursuant to this prospectus by the selling shareholders. As described elsewhere in this registration statement, the selling shareholders are friends, relatives and business associates of our officers and directors. The issuance of all such shares of common stock did not require registration under the Securities Act in that all of such shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act afforded by Rule 506 of
Section 4(2) thereof. We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholders.

                                    Exhibits
Number        Description
------        -----------
3.1           Articles of Incorporation
3.2           By-Laws
4.1           Specimen Common Stock Certificate
5.1           Opinion of Mintz & Fraade, P.C.
23.1          Consent of Mintz & Fraade, P.C. (Included in 5.1)
23.2          Consent of Daszkal Bolton, LLP
24.1          Power of Attorney (set forth on the signature page of this
              Registration Statement)
-----------

                                  Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any of the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will governed by the final adjudication of such issue.

      The Registrant hereby undertakes that it will:

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) reflect in this prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and, notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c) Include any additional or changed material information with respect to the plan of distribution.

      (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

      The Registrant hereby further undertakes that it will:

      (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective; and

      (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of such securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorize this registration statement to be signed on our behalf by the undersigned, in Boca Raton, State of Florida, on September 20, 2005.

                                                SLM Universal, Inc.

                                                By: /s/ Paul Michelin
                                                    ----------------------------
                                                        Paul Michelin, President


                                POWER OF ATTORNEY

      We, the undersigned officers and directors of SLM Universal, Inc., hereby severally constitute and appoint James Wilkinson, Louisa Michelin, and Paul Michelin, each acting individually, our true and lawful attorneys-in-fact and agents, with full power of substitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement and all documents in connection thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


         Name                     Title                 Date
         ----                     -----                 ----

/s/ Paul Michelin
------------------------   President & Director    September 20, 2005
Paul Michelin

/s/ Louisa Michelin
------------------------   Secretary & Director    September 20, 2005
Louisa Michelin

/s/ James Wilkinson
------------------------   Director                September 20, 2005
James Wilkinson

================================================================================


                          INDEX TO FINANCIAL STATEMENTS


                               SLM UNIVERSAL, INC.

                              FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 2004

                                TABLE OF CONTENTS

Report of Independent Registered Public Accounting Company...................  1


Financial Statements:

     Balance Sheet as of December 31, 2004...................................  2

     Statement of Operations for the year ended December 31, 2004............  3

     Statement of Changes in Stockholders' Equity for the year ended
       December 31, 2004.....................................................  4

     Statement of Cash Flows for the year ended December 31, 2004............  5


Notes to Financial Statements...........................................  6 - 10

[GRAPHIC OMITTED]
                                                Michael I. Daszkal, C.P.A., P.A.
                                                Jeffrey A. Bolton, C.P.A., P.A.
                                                Timothy R. Devlin, C.P.A., P.A.
                                                Michael S. Kridel, C.P.A., P.A.
                                                Marjorie A. Horwin, C.P.A., P.A.
                                                Patrick D. Heyn, C.P.A., P.A.
                                                Gary R. McConnell, C.P.A., P.A.
                                                --------------------------------
                                                Colleen DeWoody Bracci, C.P.A.
                                                Arthur J. Hurley, C.P.A.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
SLM Universal, Inc.

We have audited the accompanying balance sheets of SLM Universal, Inc., as of December 31, 2004, and the related statements of operations, changes in stockholders' equity and cash flows for the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SLM Universal, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the periods ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DASZKAL BOLTON LLP

Boca Raton, Florida
February 4, 2005


           2401 NW Boca Raton Boulevard * Boca Raton, FL 33431-6632 *
                       T: 561.367.1040 * F: 561.750.3236

       2401 PGA Boulevard, Suite 196 * Palm Beach Gardens, FL 33410-3500 *
                        T: 561.622.8920 * F: 561.624.1151

PCAOB Registered        WWW.DASZKALBOLTON.COM       Affiliated Offices Worldwide


SLM UNIVERSAL, INC.
BALANCE SHEET
====================================================================================
  ASSETS
                                                                           Unaudited
                                                              DECEMBER      JUNE 30,
                                                              31, 2004       2005
                                                              ---------    ---------
Current assets:
     Cash                                                     $ 113,724    $  33,169
                                                              ---------    ---------
Other assets:
     Investment in affiliates                                   242,836      394,323
     Loans receivable - affiliates                                  173          173
                                                              ---------    ---------
            Total other assets                                  243,009      394,496
                                                              ---------    ---------
            Total assets                                        356,733      427,665
                                                              =========    =========

                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Loans payable - related party                              242,277      312,129
                                                              ---------    ---------
Stockholders' equity:
     Preferred stock, 2,000,000 authorized; par value $.10;          --           --
     none issued and outstanding
     Common stock, 20,000,000 authorized, $.001 par value;       12,023       12,023
     12,022,800 issued and outstanding
     Additional paid in capital                                 113,977      113,977
     Subscription receivable                                    (12,000)          --
     Retained earnings (deficit)                                    456      (10,464)
                                                              ---------    ---------
            Total stockholders' equity                          114,456      115,536
                                                              ---------    ---------
            Total liabilities and stockholders' equity        $ 356,733    $ 427,665
                                                              =========    =========


                   See accompanying notes to financial statements


SLM Universal, Inc.
STATEMENT OF OPERATIONS
===========================================================================================

                                                                 UNAUDITED       UNAUDITED
                                               DECEMBER 31,       JUNE 30,       JUNE 30,
                                                  2004             2005            2004
                                               ------------    ------------    ------------
Revenue                                        $         --    $         --    $         --

Selling, general and administrative expenses           (914)        (12,904)             --

Interest income                                         438             497              --

Equity in earnings of affiliates                        932           1,487              --
                                               ============    ============    ============
Net income (loss)                              $        456    $    (10,920)   $         --
                                               ============    ============    ============
Earnings per share - basic and diluted         $         --    $         --    $         --

Weighted average number of
     shares - basic and diluted                  12,008,495      12,022,800      12,000,000
                                               ============    ============    ============

                       See accompanying notes to financial statements

SLM Universal, Inc.
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
===============================================================================================================================

                                     PREFERRED STOCK        COMMON STOCK       ADDITIONAL
                                     ---------------   ----------------------   PAID-IN    SUSBSCRIPTION   RETAINED
                                     SHARES   AMOUNT     SHARES       AMOUNT     CAPITAL    RECEIVABLE     EARNINGS     TOTAL
                                     ------   ------   ----------    --------   --------   -------------   --------   ---------
Balance, January 1, 2004                 --   $   --   12,000,000    $ 12,000   $     --   $     (12,000)  $     --   $      --

Common stock issued for cash                               22,800          23    113,977              --         --     114,000

Net income                               --       --           --          --         --              --        456         456
                                     ------   ------   ----------    --------   --------   -------------   --------   ---------
Balance, December 31, 2004               --   $   --   12,022,800    $ 12,023   $113,977   $     (12,000)  $    456   $ 114,456
                                     ======   ======   ==========    ========   ========   =============   ========   =========

Unaudited:

Subscription received                                                                             12,000                 12,000

Net loss                                 --       --           --          --         --              --    (10,920)    (10,920)
                                     ------   ------   ----------    --------   --------   -------------   --------   ---------
Balance, June 30, 2005                   --   $   --   12,022,800    $ 12,023   $113,977   $          --   $(10,464)  $ 115,536
                                     ======   ======   ==========    ========   ========   =============   ========   =========


                                         See accompanying notes to financial statements

                                                             - 4 -


SLM Universal, Inc.
STATEMENT OF CASH FLOWS
========================================================================================================================

                                                                                           UNAUDITED         UNAUDITED
                                                                 DECEMBER 31, 2004       JUNE 30, 2005     JUNE 30, 2004
                                                                 -----------------       -------------     -------------
Cash flows from operating activities:
    Net income (loss)                                            $             456       $     (10,920)    $          --
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Equity in gains/losses of unconsolidated affiliates                 (932)             (1,487)               --
          Increase in loans receivable                                        (173)                 --                --
                                                                 -----------------       -------------     -------------
Net cash used in operating activities                                         (649)            (12,407)               --
                                                                 -----------------       -------------     -------------

Cash flow from investing activities:
    Investment in subsidiaries                                            (241,904)           (150,000)               --
                                                                 -----------------       -------------     -------------
Net cash used in investing activities                                     (241,904)           (150,000)               --
                                                                 -----------------       -------------     -------------

Cash flows from financing activities:
    Proceeds from related party                                            242,277              69,852                --
    Proceeds from issuance of common stock                                 114,000                  --                --
    Subscription received                                                       --              12,000
                                                                 -----------------       -------------     -------------
Net cash provided by financing activities                                  356,277              81,852                --
                                                                 -----------------       -------------     -------------
Net increase in cash                                                       113,724             (80,555)               --
                                                                 -----------------       -------------     -------------
Cash at beginning of period                                                     --             113,724                --
                                                                 -----------------       -------------     -------------
Cash at end of period                                            $         113,724       $      33,169     $          --
                                                                 -----------------       -------------     -------------
Supplemental disclosure of cash flow information:
    Interest paid                                                $              --       $          --     $          --
                                                                 -----------------       -------------     -------------
    Income taxes paid                                            $              --       $          --     $          --
                                                                 =================       =============     =============


                                     See accompanying notes to financial statements

                                                         - 5 -

SLM Universal, Inc.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 1 - DESCRIPTION OF BUSINESS AND DEVELOPMENT STAGE RISK

SLM Universal, Inc is a real estate holding company, incorporated on October 15, 2003, which is in the business of buying, selling, building and developing all aspects of real estate. There was no activity in 2003. Transactions commenced in August 2004, prior to which time the Company actively sought investments. Accordingly, 2003 has not been presented as part of this financial statement.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash equivalents

The  Company   considers  all  highly  liquid  debt  instruments  with  original maturities of three months or less to be cash equivalents. At December 31, 2004, there were no cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Revenue Recognition

The Company will recognize revenue when:

      o     Persuasive evidence of an arrangement exists;
      o     Shipment has occurred;
      o     Price is fixed or determinable; and
      o     Collectability is reasonably assured.

Income Taxes

Deferred income taxes result primarily from temporary differences between the financial and tax reporting basis of assets and liabilities. If it is more likely than not some portion or all of a deferred tax asset will not be realized, a valuation allowance is established. As of December 31, 2004, the Company had an insignificant gain of $456. For the six months ended June 30, 2005, the Company had a loss of $10,920.

SLM UNIVERSAL, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities
(VIE)," (revised December 2003 by FIN No. 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. For variable interests in VIEs created before January 1, 2004, the Interpretation was to be applied beginning on

January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The adoption of FIN No. 46R did not have a material affect on the Company's results of operations or financial condition.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments." EITF 03-01 provides guidance on other-than-temporary impairment models for marketable debt and equity securities accounted for under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and SFAS No. 124, "Accounting for Certain Investments Held by Not-for-Profit Organizations," and non-marketable equity securities accounted for under the cost method. The EITF developed a basic three-step model to evaluate whether an investment is other-than-temporarily impaired. In September 2004, the FASB issued FASB Staff Position EITF 03-01-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-01 to investments in securities that are impaired; however, the disclosure requirements are effective for annual periods ending after June 15, 2004. The adoption of the disclosure provisions of EITF 03-01 did not have a material effect on the Company's results of operations or financial condition.

In December 2004, the FASB issued SFAS No. 123R "Share-Based Payment" ("SFAS 123R"), a revision to SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), and superseding APB Opinion No. 25 "Accounting for Stock Issued to Employees" and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services, including obtaining employee services in share-based payment transactions. SFAS 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. Adoption of the provisions of SFAS 123R is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. The Company does not believe that the adoption of SFAS 123R had a material effect on its financial position and results of operations.

SLM UNIVERSAL, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 3 - INVESTMENT IN AFFILIATE

The Company has invested in two affiliates consisting of one-half or 50% interest in a corporation and a one-third or 33.33% interest in a limited liability company. The Company accounts for its interest in these affiliates under the equity method and recognizes its proportional share of the net income or loss in the affiliates.

NOTE 4 - EQUITY TRANSACTIONS

During the period ended December 31, 2004, the Company issued 22,800 shares of common stock to investors. The Company valued the shares at $5.00 per share, for a total of $114,000.

Founding common stock of 12,000,000 shares was issued at par $.001 at incorporation. A subscription receivable in the amount of $12,000 has been recorded. As of June 30, 2005, the Company had $0 in subscriptions receivable.

NOTE 5 - RELATED PARTY TRANSACTION

The Company has a non interest bearing advance from one of its founding shareholders, with no formal repayment terms. The balance at December 31, 2004 was $242,227. The loan was made to acquire equity interest in the affiliate companies. At June 30, 2005, the loan payable to related party was $312,129.

NOTE 6 - CONCENTRATION OF CREDIT RISK

The Company maintains its cash in a bank deposit account which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 2004, the Company had approximately $13,724, in excess of FDIC insured limits.

NOTE 7 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheet for cash, and loans payable approximate their fair values because of the immediate or short-term maturity of these financial instruments.

SLM UNIVERSAL, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 8 - INCOME TAXES

The Company's evaluation of the tax benefit of its net operating loss carry forward is presented in the following table. At December 31, 2004 and at June 30, 2005, the tax amounts have been calculated using the 34% federal and 5.5% state income tax rates.

Reconciliation of the Federal statutory income tax rate to the Company's effective tax rate is as follows:

                                                                          UNAUDITED
                                                              2004       JUNE 30, 2005
                                                          ------------   -------------
Taxes computed at combinted federal and state tax rate    $         --   $       3,937
Increase in deferred tax asset valuation allowance                  --          (3,937)
                                                          ------------   -------------
Provision (benefit) for income taxes                      $         --   $          --
                                                          ============   =============

                                                                           UNAUDITED
                                                              2004       JUNE 30, 2005
                                                          ------------   -------------

Income tax (benefit) consists of:
     Current                                              $         --   $          --
     Deferred                                                       --              --
                                                          ------------   -------------
Provision (benefit) for income taxes                      $         --   $          --
                                                          ============   =============


The components of the deferred tax asset were as follows:

                                                                           UNAUDITED
                                                              2004       JUNE 30, 2005
                                                          ------------   -------------

Deferred tax assets:
     Net operating loss carryforward                      $         --   $       3,937
                                                          ------------   -------------
Total deferred tax assets                                           --           3,937
                                                          ------------   -------------

     Deferred tax liabilities                                       --              --
                                                          ------------   -------------
Net deferred tax asset                                              --           3,937
                                                          ------------   -------------

Valuation allowance:
     Beginning of year                                              --              --
     Increase during year                                           --          (3,937)
                                                          ------------   -------------
     Ending balance                                                 --          (3,937)
                                                          ------------   -------------
Net deferred taxes                                        $         --   $          --
                                                          ============   =============


As of June 30, 2005, the Company has an unused net operating loss carry forward as of $10,464 available for use on its future corporate income tax returns. This net operating loss carry forward expires in 2025.

SLM UNIVERSAL, INC.
NOTES TO FINANCIAL STATEMENTS
================================================================================

NOTE 9 - GOING CONCERN AND MANAGEMENT'S PLAN

The Company's financial statements have been prepared assuming that the Company will continue as a going concern. During 2005, the Company has a net loss of $10,920 and negative cash flow from operations of $80,555 which resulted from advances made to the Company's subsidiaries for construction costs. The subject home is nearing completion and these funds are anticipated by management to be repaid to the Company upon sale of the home during the current fiscal year. If additional funds are required, the officers and directors of the Company intend to advance such funds which will be repaid from the sales proceeds"

================================================================================









                               SLM Universal, Inc.

                                 522,800 shares







                                 --------------

                                   PROSPECTUS
                                 --------------



      We have not authorized anyone to give any information or to make any representations other than those contained in this prospectus. No other information should be relied upon. The information contained in this prospectus is current only to the date of this prospectus. This prospectus does not offer to sell any securities in any jurisdiction where to do so would be unlawful.

                                   ----------

Until , 2005, 25 days after the date of this prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




                                __________ , 2005





================================================================================